                            As filed with the Securities and Exchange Commission
                                                                 on May 21, 2002
                                                      Registration No. 333-87644

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              United Rentals, Inc.

             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                        7353                 06-1522496
(State or Other Jurisdiction of     Primary Industrial       (I.R.S. Employer
Incorporation or Organization)     Classification Code      Identification No.)
                                         Number

                           Five Greenwich Office Park
                          Greenwich, Connecticut 06830
                                 (203) 622-3131
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                Michael J. Nolan
                           Five Greenwich Office Park
                          Greenwich, Connecticut 06830
                                 (203) 622-3131
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

  A copy of all communications, including communications sent to the agent for service, should be sent to:

     Joseph Ehrenreich, Esq.                          Malcolm E. Landau, Esq.
Ehrenreich Eilenberg & Krause LLP                    Weil, Gotshal & Manges LLP
       11 East 44th Street                                767 Fifth Avenue
       New York, NY 10017                                New York, NY 10153
         (212) 986-9700                                    (212) 310-8000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell any shares of the common stock until our registration statement file with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.


                    Subject to Completion, Dated May 20, 2002


PROSPECTUS

                              UNITED RENTALS, INC.
                                  Common Stock
                          -----------------------------

Issuance of Shares For Acquisitions

         We may, from time to time, make acquisitions. This prospectus covers up to 4,000,000 shares of our common stock that we may, from time to time, issue:

          o    in connection with acquisition transactions; or

          o upon the exercise or conversion of warrants or convertible securities that we may issue in connection with acquisition transactions.

         We will establish the terms of each acquisition transaction through negotiations with (1) one or more of the owners of the business or assets to be acquired, (2) the management of the other company or companies that may be a party to the transaction and/or (3) representatives of one or more of the foregoing.

Resale of Shares by Selling Security Holders

         Persons that acquire shares from us pursuant to this prospectus may, with our written consent, use this prospectus to resell such shares. Sales by such persons may be made:

          o through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

          o directly to purchasers or through agents, brokers, dealers or underwriters; and

          o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

Other Information

     Our common stock is traded on the New York Stock Exchange under the symbol "URI."

     Investing in our securities involves certain risks. See "Risk Factors" beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                      The date of this prospectus is , 2002

                                TABLE OF CONTENTS


                                                                Page
                                                                ----

Cautionary Notice Regarding Forward-Looking Statements           3
Where You Can Find More Information                              3
Incorporation By Reference                                       3
United Rentals                                                   5
Risk Factors                                                     6
Issuance Of Shares In Connection With Acquisitions               12
Resale Of Shares By Selling Security Holders                     13
Restrictions On Resale                                           14
Validity of Common Stock                                         15
Experts                                                          15


         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. No one is authorized to provide you with different information. We are not making an offer of shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "project," "forecast," "may," "will," "should," "on-track," "anticipate," "seek," "plan," "intend" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

         This prospectus is a part of our registration statement on Form S-4 filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Statements about the contents of contracts or other documents contained in this prospectus or in any other filing to which we refer you are not necessarily complete. You should review the actual copy of such documents filed as an exhibit to the registration statement or such other filing. This registration statement can be read and copied at the SEC's Public Reference Room referred to above or accessed on the SEC's internet site referred to above.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. However, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to supersede the earlier information. Any information we file with the SEC after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

         We incorporate by reference: (1) the documents listed below that we have filed with the SEC and (2) any filings that we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 during the period from May [ ], 2002, which is the date on which we originally filed the registration statement of which this prospectus forms a part, until this offering is completed:

          o    Annual Report on Form 10-K for the year ended December 31, 2001;


          o Quarterly Report on Form 10-Q for the three months ended March 31, 2002;


          o The following Current Reports on Form 8-K: (1) Report filed on March 18, 2002 and (2) Report filed on April 26, 2002 (excluding exhibit 99.2);

          o Definitive Proxy Statement on Schedule 14A filed on April 30, 2002; and

          o Registration Statements on Form 8-A dated November 27, 1997, August 6, 1998, and October 9, 2001.

     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to: United Rentals, Inc., Attention:
Michael J. Nolan, Five Greenwich Office Park, Greenwich, Connecticut 06830, telephone number: (203) 622-3131. You must make your request for documents no later than five business days before the date you make your investment decision concerning our securities to obtain timely delivery of these documents.

                                 UNITED RENTALS

         United Rentals is the largest equipment rental company in the world. We offer for rent over 600 types of equipment--everything from heavy machines to hand tools--through our network of more than 740 rental locations in the United States, Canada and Mexico. Our customers include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2001, we served more than 1.4 million customers, completed over 8.4 million rental transactions and generated revenues of $2.9 billion.

         Our fleet of rental equipment is the largest in the world and includes over 500,000 units having an original purchase price of approximately $3.5 billion. The fleet includes:

          o General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment, compressors, pumps and generators;

          o    Aerial work platforms, such as scissor lifts and boom lifts;

          o General tools and light equipment, such as power washers, water pumps, heaters and hand tools;

          o Traffic control equipment, such as barricades, cones, warning lights, message boards and pavement marking systems; and o Trench safety equipment for below ground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment.

         In addition to renting equipment, we sell used rental equipment, act as a dealer for new equipment and sell related merchandise, parts and service.

         Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06830, and our telephone number is (203) 622-3131.

                                  RISK FACTORS

         In addition to the other information in this document, you should carefully consider the following factors before making an investment decision. Decreases in construction and industrial activities could adversely affect our revenues and operating results by decreasing the demand for our equipment or the prices that we can charge. For example, the current slow-down in the economy has caused construction and industrial activity to decrease and, as a result, our revenues and pricing were down in the first quarter of 2002 compared to the same period in 2001.

         Our equipment is principally used in connection with construction and industrial activities. Consequently, decreases in construction or industrial activity due to a recession or other reasons may lead to a decrease in the demand for our equipment or the prices that we can charge. Any such decrease could adversely affect our revenues and operating results. For example, the current slow-down in the economy has caused construction and industrial activity to decrease and, as a result, our revenues and pricing were both down in the first quarter of 2002 compared to the same period in 2001.

         We have identified below certain factors that may cause a further downturn in construction and industrial activity, either temporarily or long-term:

          o a continuation or a worsening of the current recessionary environment;

          o    an increase in interest rates; or

          o adverse weather conditions which may temporarily affect a particular region.

          In addition, demand for our equipment may not reach projected levels in the event that funding for highway and other construction projects under government programs, such as the Transportation Equity Act for the 21st Century ("TEA-21"), does not reach expected levels. A recent proposal by the President would, if enacted by Congress, reduce TEA-21 spending by up to approximately $8.6 billion beginning in late 2002.

Our operating results may fluctuate, which could affect the trading value of our common stock.

          We expect that our revenues and operating results may fluctuate from quarter to quarter or over the longer term due to a number of factors. These factors include:

          o seasonal rental patterns of our customers, with rental activity tending to be lower in the winter;

          o    completion of acquisitions;

          o changes in the amount of revenue relating to renting traffic control equipment, since revenues from this equipment category tend to be more seasonal than the rest of our business;

          o changes in the size of our rental fleet or in the rate at which we sell our used equipment;

          o changes in demand for our equipment or the prices therefor due to changes in economic conditions, competition or other factors;

          o changes in the interest rates applicable to our floating rate debt;

          o if we determine that a potential acquisition will not be consummated, the need to charge against earnings any expenditures relating to such transaction (such as financing commitment fees, merger and acquisition advisory fees and professional fees) previously capitalized; and


          o the possible need, from time to time, to take other write-offs or special charges due to a variety of occurrences, such as the adoption of new accounting standards, impairment of goodwill, store consolidations or closings or the refinancing of existing indebtedness.


Our substantial indebtedness will require us to devote a substantial portion of our cash flow to debt service and could, among other things, constrain our ability to obtain additional financing and make it more difficult for us to cope with a downturn in our business.

         We have a substantial amount of indebtedness. At March 31, 2002, our total indebtedness was approximately $2,518.3 million. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

          o require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes;

          o constrain our ability to obtain additional financing, particularly since substantially all of our assets are subject to security interests relating to existing indebtedness; or

          o make it difficult for us to cope with a downturn in our business or a decrease in our cash flow.

         Furthermore, if we are unable to service our indebtedness and fund our business, we will be forced to adopt an alternative strategy that may include:

          o    reducing or delaying capital expenditures;

          o    limiting our growth;

          o    seeking additional capital;

          o    selling assets; or

          o    restructuring or refinancing our indebtedness.

We cannot be sure that any of these strategies could be effected on favorable terms or at all.

         A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. At March 31, 2002, we had $1,091.0 million of variable rate indebtedness.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, making acquisitions, opening new rental locations and refinancing existing indebtedness.


         If the cash that we generate from our business, together with cash that we may borrow under our credit facility, is not sufficient to fund our capital requirements, we will require additional debt and/or equity financing. We cannot, however, be certain that any additional financing will be available or, if available, will be available on terms that are satisfactory to us. If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment, making acquisitions, opening new rental locations and repaying or refinancing existing indebtedness.


Restrictive covenants could adversely affect our business by limiting our flexibility.


         We are subject to various restrictive financial and operating covenants under the agreements governing our indebtedness. These covenants limit or prohibit, among other things, our ability to incur indebtedness, pay dividends, make prepayments of certain indebtedness, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our business by significantly limiting our operating and financial flexibility.


We cannot guarantee that we will realize the expected benefits from our acquisitions or that our existing operations will not be harmed as a result of acquisitions.

         We have grown in part through acquisitions and may continue to do so. The making of acquisitions entails certain risks, including:

         o unrecorded liabilities of acquired companies that we fail to discover during our due diligence investigations;

         o difficulty in assimilating the operations and personnel of the acquired company with our existing operations;

         o        loss of key employees of the acquired company; and

         o difficulty maintaining uniform standards, controls, procedures and policies.

We cannot guarantee that we will realize the expected benefits from our acquisitions or that our existing operations will not be harmed as a result of acquisitions. Goodwill related to acquisitions represents a substantial portion of our total assets. If the fair value of the goodwill should drop below the recorded value, we would be required to write off the excess goodwill, which could adversely affect our operating results.

         At March 31, 2002, we had on our balance sheet net goodwill in the amount of $1,882.2 million, which represented approximately 39.5% of our total assets at such date. This goodwill is an intangible asset and represents the excess of the purchase price that we paid for acquired businesses over the estimated fair market value of the net assets of those businesses. If the fair value of the goodwill, determined in accordance with applicable accounting standards, were to fall below the recorded value shown on the balance sheet, we would be required to write off the excess goodwill. Any write-off would adversely affect our results. For example, in the first quarter of 2001, we recorded a pre-tax charge of $349 million for goodwill impairment.

If we lose any member of our senior management team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our growth strategy.

         Our success is highly dependent on the experience and skills of our senior management team. If we lose the services of any member of this team and are unable to find a suitable replacement, we may not have the depth of senior management resources required to efficiently manage our business and execute our growth strategy. We do not maintain "key man" life insurance with respect to members of senior management.

Our industry is highly competitive, and competitive pressures could lead to a decrease in our market share or in the prices that we can charge.

         The equipment rental industry is highly fragmented and competitive. Our competitors primarily include small, independent businesses with one or two rental locations, regional competitors which operate in one or more states, public companies or divisions of public companies, and equipment vendors and dealers who both sell and rent equipment directly to customers. We may in the future encounter increased competition from our existing competitors or from new companies. In addition, equipment manufacturers may commence or increase their existing efforts relating to renting and selling equipment directly to our customers or potential customers. Competitive pressures could adversely affect our revenues and operating results by decreasing our market share or depressing the prices that we can charge.

Disruptions in our information technology systems could adversely affect our operating results by limiting our capacity to effectively monitor and control our operations.

         Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions.

         We are exposed to various possible claims relating to our business, and our insurance may not fully protect us. We are exposed to various possible claims relating to our business. These possible claims include those relating to
(1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our delivery and service personnel and (3) employment related claims. We carry a broad range of insurance for the protection of our assets and operations. However, such insurance may not fully protect us for a number of reasons, including:

         o our coverage is subject to a deductible of $1.0 million and limited to a maximum of $98.0 million per occurrence;

         o we do not maintain coverage for environmental liability (other than legally required fuel storage tank coverage), since we believe that the cost for such coverage is high relative to the benefit that it provides; and

         o certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits, might not be covered by our insurance.

         If we are found liable for any significant claims that are not covered by insurance, our operating results could be adversely affected. We cannot be certain that insurance will continue to be available to us on economically reasonable terms, if at all.

We are subject to numerous environmental and safety regulations. If we are required to incur compliance or remediation costs that are not currently anticipated our operating results could be hurt.

         Our operations are subject to numerous laws governing environmental protection and occupational health and safety matters. These laws regulate such issues as wastewater, stormwater, solid and hazardous wastes and materials, and air quality. Under these laws, we may be liable for, among other things, (1) the costs of investigating and remediating contamination at our sites as well as sites to which we sent hazardous wastes for disposal or treatment regardless of fault and (2) fines and penalties for non-compliance. Our operations generally do not raise significant environmental risks, but we use hazardous materials to clean and maintain equipment, and dispose of solid and hazardous waste and wastewater from equipment washing, and store and dispense petroleum products from underground and above-ground storage tanks located at certain of our locations.

         Based on the conditions currently known to us, we do not believe that any pending or likely remediation and compliance costs will have a material adverse effect on our business. We cannot be certain, however, as to the potential financial impact on our business if new adverse environmental conditions are discovered or environmental and safety requirements become more stringent. If we are required to incur environmental compliance or remediation costs that are not currently anticipated by us, our business could be adversely affected depending on the magnitude of the cost.

Labor disputes could disrupt our ability to serve our customers or lead to higher labor costs.

         We have approximately 1,000 employees that are represented by unions and covered by collective bargaining agreements. If we should experience a prolonged labor dispute involving a significant number of our employees, our ability to serve our customers could be adversely affected. Furthermore, our labor costs could increase as a result of the settlement of actual or threatened labor disputes.

Our operations outside the United States are subject to the risks normally associated with international operations, which could adversely affect our operating results.

         Our operations outside the United States are subject to the risks normally associated with international operations. These include (1) the need to convert currencies, which could result in a gain or loss depending on fluctuations in exchange rates, (2) the need to comply with foreign laws and (3) the possibility of political or economic instability in foreign countries.

Absence of dividends could reduce our attractiveness to investors.

         We have never paid any dividends on our common stock and have no plans to pay any such dividends in the foreseeable future. Furthermore, certain of the agreements governing our outstanding indebtedness prohibit us from paying dividends on our common stock or restrict our ability to pay such dividends. As a result, our stock may be less attractive to certain investors than the stock of dividend-paying companies.

Shares eligible for future sale could adversely affect the market price of our common stock.

         If our stockholders sell substantial amounts of our common stock (including shares issued upon exercise of warrants, options or convertible securities), the market price of our common stock could fall. Substantially all of the outstanding shares of our common stock may be sold in the public market.

Our stockholders rights plan and anti-takeover provisions in our charter and by-laws could limit our share price and deter a third party from acquiring our company.

         We have adopted a stockholders rights plan. This plan could make it difficult for a third party to acquire our company without the consent of our incumbent board of directors. Furthermore, certain provisions of our Certificate of Incorporation and By-laws, as well as applicable Delaware law, could also make it difficult for a third party to acquire our company without the consent of the incumbent board. These provisions provide, among other things, that:

         o the directors of our company (other than directors elected by the holders of our outstanding preferred stock) are divided into three classes, with directors of each class serving for a staggered three-year period;

         o directors may be removed only for cause and only upon the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote;

         o        stockholders may not act by written consent;

         o stockholder nominations and proposals may only be made if specified advance notice requirements are complied with;

         o stockholders are precluded from calling a special meeting of stockholders;

         o the board of directors has the authority to issue shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval; and

         o the holders of our Series C preferred stock would have the right, following completion of specified hostile change of control transactions, to elect a majority of our board of directors.

         Our stockholders rights plan and these provisions could:

         o have the effect of delaying, deferring or preventing a change of control that may be in the best interests of the stockholders and that the stockholders may favor;

         o discourage bids for our common stock at a premium over the market price; and

         o impede the ability of the holders of our common stock to change our management.

The shares that we issue under this prospectus may be subject to substantial restrictions on transfer.

         The shares that we issue under this prospectus may be subject to substantial restrictions on transfer as described under "Restrictions on Resale." As a result, you may not be able to sell your shares when you wish to and may be required to bear the risks of ownership of the shares for a prolonged period.

               ISSUANCE OF SHARES IN CONNECTION WITH ACQUISITIONS

General

         We may, from time to time, make acquisitions. This prospectus covers up to 4,000,000 shares of our common stock that we may, from time to time, issue:

         o        in connection with acquisition transactions; or

         o upon the exercise or conversion of warrants or convertible securities that we may issue in connection with acquisition transactions.

Terms of Acquisition Transactions

         We will establish the terms of each acquisition transaction through negotiations with (1) one or more of the owners of the business or assets to be acquired, (2) the management of the other company or companies that may be a party to the transaction and/or (3) representatives of one or more of the foregoing.

Structure of Acquisition Transactions

         We may make acquisitions in different ways. These include purchasing stock or other equity interests, purchasing assets, or merging or consolidating with another company. We may make acquisitions directly or through subsidiaries.

Additional Information Concerning Specific Transactions

         To the extent required by SEC rules and interpretations, we will provide additional information concerning the terms of specific transactions. We may provide this information in an amendment to the registration statement of which this prospectus forms a part or, to the extent permitted by SEC rules and interpretations, in a supplement to this prospectus or in a report that is incorporated by reference herein.

                  RESALE OF SHARES BY SELLING SECURITY HOLDERS

General

         Persons that acquire shares from us pursuant to this prospectus may, with our written consent, use this prospectus to resell such shares. We refer to the persons that may use this prospectus to resell shares as "selling security holders."

         If a selling security holder transfers any of the shares covered by this prospectus, the transferee may use this prospectus to resell such shares, provided that (1) the transfer was a private placement and (2) to the extent required by SEC rules, the transferee is identified in a supplement to this prospectus.

Plan of Distribution for Sales by Selling Security Holders

         The selling security holder may sell shares:

         o through the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

         o directly to purchasers or through agents, brokers, dealers or underwriters;

         o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

          The method of sale may include any or all of the following:

         o        the sale of shares directly to purchasers;

         o the sale of shares through brokers that solicit purchasers or fill unsolicited orders;

         o        the sale of shares through underwritten public offerings;

         o the sale of shares in other transactions in which broker-dealers acquire the shares as principal and resell the shares into the public or private markets;

         o the pledge of shares to secure debts or other obligations of the selling security holders and, in the event of default, the sale of the shares by the pledgee as if it were the selling security holder;

         o        the delivery of the shares to settle short positions;

         o the writing of calls or puts with respect to the shares and the delivery of the shares in settlement of such positions; or

         o the establishment of other hedging transactions and the delivery of the shares in settlement of these positions.

         If a selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

         To the extent required by SEC rules and interpretations, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

Limitation on Use of this Prospectus for Resales

         You may not be able to use this prospectus for resale due to a number of factors, including:

         1. We may in our sole discretion withhold our consent to your use of this prospectus for resales or impose conditions on such use.

         2. We make no commitment to maintain the effectiveness of the registration statement of which this prospectus forms a part. If such registration statement should cease to be effective, this prospectus may no longer be used.

         3. We may be required to update the registration statement of which this prospectus forms a part. We make no commitment to do so in a specific time frame or at all. If we are required to update the registration statement, then you may not be able to use this prospectus for resales until the required updating is completed. See "Issuance of Shares in Connection with Acquisitions--Additional Information Concerning Specific Transactions."

         If you are unable to use this prospectus for resales, you may be subject to the restrictions on resale set forth in Rule 145 under the Securities Act of 1933. For additional information concerning these restrictions, see "Restrictions on Resale."

Additional Information Concerning Selling Security Holders

         To the extent required, we will file one or more supplements to this prospectus to (1) provide information concerning each selling security holder and the shares that may be sold by each selling security holder and (2) describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                             RESTRICTIONS ON RESALE

         The shares that we issue in connection with acquisitions may be subject to restrictions on resale as described below.

Lock-up Agreements

         We may negotiate lock-up agreements in connection with particular acquisition transactions. These agreements may, among other things, prohibit a recipient of shares from disposing of such shares for a specified time period. Rule 145 Restrictions

         Rule 145 under the Securities Act of 1933 restricts the resale of certain shares that are issued in connection with acquisitions. If we issue shares to you in connection with an acquisition and you are an affiliate of the company that we are acquiring, your shares will be subject to the Rule 145 restrictions. This will be the case even if, upon completion of the transaction, you are no longer an affiliate of such company and do not become an affiliate of our company. The term "affiliate" is defined in Rule 144 under the Securities Act of 1933.

         If Rule 145 applies to your shares, you will not be permitted to resell such shares, except (1) pursuant to an effective registration statement, (2) pursuant to an applicable exemption from registration or (3) in compliance with the volume limitations and manner of sale requirements of Rule 145. The restrictions imposed by Rule 145 will generally expire one year after you acquire your shares, provided that (i) you do not become an affiliate of our company and (ii) we continue to be a reporting company under the Securities Exchange Act of 1934.

         If you propose to sell your shares in compliance with the volume limitations and manner of sale requirements of Rule 145, then the maximum number of shares that you may sell in any three-month period may not exceed the greater of (i) 1% of our outstanding shares of common stock and (ii) the average weekly reported volume of trading in our shares of common stock on the New York Stock and all other national securities exchanges during the four calendar weeks preceding such three-month period. In addition, you may only make sales in "brokers transactions" (as defined by Rule 144 under the Securities Act of 1933).

         If your shares are subject to Rule 145, you may be able to use this prospectus to resell your shares as described under "Resale of Shares by Selling Security Holders." Sales that are made under this prospectus will not be subject to the volume limitations or manner of sale requirements of Rule 145. However, as described under "Resale of Shares by Selling Security Holders--Limitations on Use of this Prospectus for Resales," there are a number of factors that may preclude you from using this prospectus for resales.


                            VALIDITY OF COMMON STOCK

         The validity of the shares offered will be passed on for us by Ehrenreich, Eilenberg & Krause LLP, 11 East 44th Street, New York, New York.


                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

Item 20.  Indemnification of Directors and Officers

         The Certificate of Incorporation (the "Certificate") of the United Rentals, Inc. (the "Company") provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

         The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company has entered into indemnification agreements with its directors and officers. In general, these agreements require the Company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the Company or guaranteed any obligations of the Company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and
(ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the Company due to willful misconduct in the performance of his duties to the Company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

         Pursuant to Section 145 of the Delaware Law, the Registrant has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 21.  Exhibits.


         5.1      Opinion of Ehrenreich Eilenberg & Krause LLP*

         23.1     Consent of Ehrenreich Eilenberg & Krause LLP (included in
                  Exhibit 5.1)



         23.2     Consent of Ernst & Young LLP**


         24.1 Power of Attorney (included in Part II of the Registration Statement under the caption "Signatures")

*  Filed herewith


** Previously filed


Item 22.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and


         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes that:

         (1) prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 20th day of May, 2002.


                                                     United Rentals, Inc.



                                                     By: /s/ Michael J. Nolan
                                                         --------------------

                                                     Michael J. Nolan
                                                     Chief Financial Officer


         Bradley S. Jacobs


         /s/ Bradley S. Jacobs
         ---------------------------
         Bradley S. Jacobs
         Chairman, Chief Executive Officer and Director
         (Principal Executive Officer)
         May 20, 2002


         Wayland R. Hicks


         *
         --------------------------
         Wayland R. Hicks, Director
         May 20, 2002

         John N. Milne


         *
         --------------------------
         John N. Milne, Director
         May 20, 2002




         John S. McKinney

         --------------------------
         John S. McKinney, Director
         May    , 2002


         Leon D. Black

         --------------------------
         Leon D. Black, Director
         May    , 2002

         Richard D. Colburn


         *
         --------------------------
         Richard D. Colburn, Director
         May  20, 2002


         Ronald M. DeFeo


         *
         --------------------------
         Ronald M. DeFeo, Director
         May 20, 2002

         Michael S. Gross

         --------------------------
         Michael S. Gross, Director
         May    , 2002

         Timothy J. Tully


         *
         --------------------------
         Timothy J. Tully, Director
         May 20, 2002


         Christian M. Weyer


         *
         --------------------------
         Christian M. Weyer, Director
         May 20, 2002


         Michael J. Nolan


         /s/ Michael J. Nolan
         ---------------------------
         Michael J. Nolan, Chief Financial Officer
         (Principal Financial Officer)
         May 20, 2002


         Joseph B. Sherk


         /s/ Joseph B. Sherk
         ---------------------------
         Joseph B. Sherk, Vice President, Corporate Controller
         (Principal Accounting Officer)
         May 20, 2002

         *By Michael J. Nolan, attorney-in-fact

         /s/Michael J. Nolan
         -------------------------
         May 20, 2002